Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-234408

December 11, 2019

AnPac Bio-Medical Science Co., Ltd.

AnPac Bio-Medical Science Co., Ltd., or the company, has filed a registration statement on Form F-1 (including a prospectus) with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the company has filed with the SEC for more complete information about the company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may obtain these documents and other documents the company has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting WestPark Capital, Inc. at 1900 Avenue of the Stars, Suite 310 Los Angeles, CA 90067, attention: Jay Stern, by telephone at (310) 843-9300 or via email: jstern@wpcapital.com, or Univest Securities, LLC at 375 Park Avenue #1502, New York, NY 10152, attention: Edric Guo, by telephone at (212) 343-8888 or via email: info@univest.us. You may also access the company’s most recent prospectus dated December 11, 2019, which is included in Amendment No. 3 to the company’s registration statement on Form F-1, as filed with the SEC on December 11, 2019, or Amendment No.  3, by visiting EDGAR on the SEC website at: http://www.sec.gov/Archives/edgar/data/1786511/000119312519311432/d757284df1a.htm.

This free writing prospectus reflects the following amendments that were made in Amendment No. 3. All references to page numbers are to page numbers in Amendment No. 3.

1.

Replace “(7.87)” and “(1.10)” opposite the line item “Loss per share: Ordinary shares—basic and diluted” or “Basic and diluted loss per share” (as the case may be) for the nine months ended September 30, 2019 with “(7.55)” and “(1.06),” respectively, and replace “8,708,900” opposite the line item “Weighted average number of ordinary shares used in loss per share computation: Ordinary shares—basic and diluted” or “Weighted average number of ordinary shares outstanding used in calculating basic and diluted loss per share” (as the case may be) for the nine months ended September 30, 2019 with “9,076,600,” in the tables on pages 11, 69, F-46, F-51 and F-64, respectively.

2.

Replace the line items “Ordinary shares,” “Class A ordinary shares” and “Class B ordinary shares” with “Ordinary shares (US$0.01 par value per share; 100,000,000 shares authorized and 9,046,000 shares issued and outstanding on an actual basis),” “Class A ordinary shares (US$0.01 par value per share; none authorized, issued and outstanding on an actual basis; 70,000,000 shares authorized, 6,310,700 issued and outstanding on a pro forma basis; 70,000,000 shares authorized, 7,977,400 issued and outstanding on a pro forma as adjusted basis)” and “Class B ordinary shares (US$0.01 par value per share; none authorized, issued and outstanding on an actual basis; 30,000,000 shares authorized, 2,735,300 issued and outstanding on a pro forma basis and on a pro forma as adjusted basis),” respectively, in the table on page 61.

3.

Add the following as Note (2) to the revised line item “Ordinary shares (US$0.01 par value per share; 100,000,000 shares authorized and 9,046,000 shares issued and outstanding on an actual basis)” in the table on page 61, and as Note (1) to the line item “Existing shareholders” in the table on page 63:

Includes shares that were repurchased and cancelled prior to September 30, 2019, and subsequently issued to the PRC shareholders for no consideration, are contingently issuable shares and considered to be issued for accounting purposes in the September 30, 2019 unaudited interim financial statements.

4.

Replace (i) the Company’s net tangible book value per ordinary share and per ADS as of September 30, 2019 of “US$0.88” with “US$0.73,” (ii) its pro forma net tangible book value per ordinary share and per ADS as of September 30, 2019 of “US$1.21” with “US$1.04,” and (iii) its amount of dilution in net tangible book value to new investors in the offering per ordinary share and per ADS as of September 30, 2019 of “US$11.79” with “US$11.96,” on page 62 under “Dilution.”

5.	Replace the second sentence of the fourth paragraph on page 62 under “Dilution” with the following:

This represents an immediate increase in net tangible book value of US$1.77 per ordinary share and US$1.77 per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$11.96 per ordinary share and US$11.96 per ADS to investors purchasing ADSs in this offering.

6.	Replace the last paragraph on page 62 under “Dilution” in its entirety with the following:

A US$1.00 increase (decrease) in the assumed initial public offering price of US$13.00 per ADS would increase (decrease) our pro forma net tangible book value after giving effect to this offering by US$1.6 million, the pro forma net tangible book value per ordinary share and per ADS after giving effect to this offering by US$0.15 per ordinary share and US$0.15 per ADS and the dilution in pro forma net tangible book value per ordinary share and per ADS to new investors in this offering by US$0.85 per ordinary share and US$0.85 per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses payable by us.

7.

Replace “7,547,400” and “US$2.72” opposite the line item “Existing shareholders” with “9,046,000” and “US$2.27,” respectively, and replace “9,214,100” opposite the line item “Total” with “10,712,700,” in the table on page 63 under “Dilution.”

8.	Replace the second sentence of the seventh paragraph under “Description of Share Capital—History of Securities Issuances—Ordinary Shares” on page 163 with the following:

These shares were repurchased and canceled by the company on August 6, 2019 for no consideration as part of Zhijun Sihang’s plan of restructuring its shareholding in the company.

9.	Replace the thirteenth paragraph under “Description of Share Capital—History of Securities Issuances—Ordinary Shares” on page 163 with the following:

On December 24, 2018, we issued 76,100 ordinary shares to CRS Holdings Inc. for the benefit of an investor, who acquired 62,600 ordinary share for US$0.2 million and options to purchase 13,500 ordinary shares for services provided to us pursuant to a subscription agreement in 2012. These 76,100 shares were repurchased and canceled for no consideration on September 17, 2019 and relatedly, 65,500 ordinary shares (other than 10,600 shares previously disposed of) were issued to that investor for no consideration on September 18, 2019.

10.	Add the following paragraph to the end of page 163 under “Description of Share Capital—History of Securities Issuances—Ordinary Shares”:

The company, certain PRC individuals, Zhijun Sihang and certain other shareholders entered into contractual arrangements in August 2019, setting forth a framework for the proposed restructuring of the relevant PRC individuals and Zhijun Sihang’s shareholding in the company. The following discusses relevant share repurchases and issuances:

11.	Replace the second bullet point under the first paragraph on page 164 under “Description of Share Capital—History of Securities Issuances—Ordinary Shares” with the following:

On October 25, 2019, we issued 783,900 ordinary shares to Zhijun Sihang Holdings Limited (controlled by Zhijun Sihang) for consideration of RMB53.0 million (US$7.4 million) previously paid. These 783,900 shares included 414,200 shares (corresponding to the consideration of RMB28.0 million (US$3.9 million) previously paid) that were issued to Zhijun Sihang Holdings Limited in substitute for the same number of shares repurchased from Zhijun Sihang and canceled on August 6, 2019, as part of Zhijun Sihang’s plan of restructuring its shareholding in the company. The remaining 369,700 shares were issued to Zhijun Sihang Holdings Limited for consideration of an advance of RMB25.0 million (US$3.5 million) that Zhijun Sihang had previously provided to one of our PRC subsidiaries.

12.	Add the following disclosure as the third bullet point under the first paragraph on page 164 under “Description of Share Capital—History of Securities Issuances—Ordinary Shares”:

On August 6, 2019 we repurchased and canceled 315,400 ordinary shares held by certain PRC individual investors for no consideration, as part of their plan to restructure their shareholding in the company. On October 25, 2019 we reissued the same number of ordinary shares to these PRC individuals for no consideration, given the substantive completion of our shareholding restructuring, even though these PRC individuals did not complete their SAFE Circular 37 registration.

13.

Replace the fourth sentence of the fifth paragraph under Note 19 “Subsequent Events” on page F-40, as well as the fourth sentence of the first paragraph on page F-65 under Note 16 “Subsequent Events,” with the following:

On August 6, 2019, the Company repurchased and cancelled in aggregate 769,000 ordinary shares held by these PRC individuals in the Company for no consideration.

14.	Replace the sixth paragraph under Note 19 “Subsequent Events” on page F-40, as well as the second paragraph on page F-65 under Note 16 “Subsequent Events,” with the following:

On October 25, 2019, the Company issued 783,900 ordinary shares to Zhijun Sihang Holdings Limited (controlled by Jiaxing Zhijun) for consideration of RMB53.0 million (US$7.4 million) previously paid. These 783,900 shares included 414,200 shares (corresponding to the consideration of RMB28.0 million (US$3.9 million) previously paid) that were issued to Zhijun Sihang Holdings Limited in substitute for the same number of shares repurchased from Jiaxing Zhijun and cancelled on August 6, 2019, as part of Jiaxing Zhijun’s plan of restructuring its shareholding in the Company similar to the transaction above. The remaining 369,700 shares were issued to Zhijun Sihang Holdings Limited for consideration of an advance of RMB25.0 million (US$3.5 million) that Jiaxing Zhijun had previously provided to one of the PRC subsidiaries of the Group.

15.	Add the following as the seventh paragraph under Note 19 “Subsequent Events” on page F-40 and as the third paragraph on page F-65 under Note 16 “Subsequent Events”:

On August 6, 2019, the Company repurchased and cancelled 315,400 ordinary shares held by certain PRC individual investors for no consideration, as part of their plan to restructure their shareholding in the Company similar to the transaction above. On October 25, 2019, the Company reissued the same number of ordinary share to these PRC individuals for no consideration, given the substantive completion of the Company’s shareholding restructuring, even though these PRC individuals did not complete their SAFE Circular 37 registration.

16.	Replace “7,547,400” with “9,046,000,” “4,932,200” with “6,310,700” and “2,615,200” with “2,735,300,” in the table on page F-45 and in the first paragraph of Note 10 “Ordinary Shares” on page F-60.

17.

Replace “(1,574,700)” opposite the line item “Repurchase and cancellation of shares” with “(76,100)” and “7,547,400” opposite the line item “Balance at September 30, 2019 (As Restated)” with “9,046,000,” in the table on page F-47.

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